Exhibit 99.1

Gladstone Commercial Corporation Announces Expansion of Line of Credit

McLean, VA, January 31, 2012 – Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) through its wholly-owned subsidiary, Gladstone Commercial Limited Partnership, reported today that it amended its line of credit which was originally established on December 28, 2010, and previously amended on December 6, 2011 (the “Credit Facility”), to increase the current maximum availability of credit under the Credit Facility from $50.0 million to $75.0 million. The Credit Facility was arranged by Capital One, N.A. as administrative agent, and Branch Banking and Trust Company as an additional lender. Citizens Bank of Pennsylvania is joining the Credit Facility as an additional lender. All other terms of the agreement remained the same.

“This expanded line of credit will allow us to continue our plan for growth in 2012 and we welcome Citizens Bank as a new lender on our Credit Facility,” said Chip Stelljes, the Company’s President and Chief Investment Officer.

Gladstone Commercial Corporation is a publicly-traded real estate investment trust (“REIT”) that focuses on investing in and owning triple-net leased industrial, commercial, medical and retail real estate properties. The Company currently owns 73properties. Including payments through January 2012, the Company has paid 90 consecutive monthly cash distributions on its common stock. The Company has paid 73 consecutive monthly cash distributions on its Series A preferred stock, 64 consecutive monthly cash distributions on its Series B preferred stock and 21 consecutive monthly cash distributions on its Senior Common Stock. The Company has never skipped, reduced or deferred a monthly distribution since inception, over eight years ago. Additional information can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Commercial Corporation: +1-703-287-5893

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 8, 2011 and on the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the SEC on November 1, 2011. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.